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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K



                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 22, 2004
                                                           -------------



                       PROTOCALL TECHNOLOGIES INCORPORATED

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             (Exact name of registrant as specified in its charter)


            NEVADA                        333-86498              41-2033500
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(State or other jurisdiction of   (Commission File Number)     (IRS Employer
incorporation or organization)                               Identification No.)


47 MALL DRIVE
COMMACK, NEW YORK                                                11725-5717
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(Address of principal executive offices)                         (Zip Code)




Registrant's telephone number, including area code:  (631) 543-3655


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


                           CURRENT REPORT ON FORM 8-K

                       PROTOCALL TECHNOLOGIES INCORPORATED

                                  JULY 22, 2004

                                TABLE OF CONTENTS
                                                                            PAGE

Item 1.    Changes in Control of Registrant....................................1
           The Merger..........................................................1
           The Private Offering................................................3
           Security Ownership of Certain Beneficial Owners and Management......3

Item 2.    Acquisition or Disposition of Assets................................5
           The Merger..........................................................5
           Description of Our Company and its Predecessor......................5
           Overview............................................................6
           Corporate Information...............................................7
           Introduction to Technology..........................................7
           Equipment Production, Installation and Support......................8
           Revenue Model.......................................................9
           Competitive Position...............................................10
           Market Opportunity and Composition.................................12
           SoftwareToGo Development and Commercialization Timeline............12
           Rollout Strategy...................................................13
           Regulation.........................................................14
           Patents and Intellectual Property..................................14
           Employees..........................................................15
           Description of Property............................................15
           Cautionary Statements..............................................15
           Directors and Executive Officers After the Merger..................23
           Board Committees...................................................25
           Director Compensation..............................................25
           Indebtedness of Directors and Executive Officers...................25
           Family Relationships...............................................26
           Legal Proceedings..................................................26
           Executive Compensation.............................................26
           Employment Agreements..............................................27
           Stock Option Plans.................................................28
           Certain Relationships and Related Transactions.....................29
           Legal Proceedings..................................................30

Item 4.    Changes in Registrant's Certifying Accountant......................30

Item 5.    Other Events and Required FD Disclosure............................30

Item 7.    Financial Statements, Pro Forma Financial Information
           and Exhibits.......................................................32


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



ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

         On July 22, 2004, we completed a so-called "reverse merger" transaction, in which we caused PTCL Acquisition Corp., a New York corporation and our newly-created, wholly-owned subsidiary to be merged with and into Protocall Technologies Incorporated, a New York corporation engaged in the business of developing and marketing a proprietary system that enables retailers to produce fully packaged digital media, on demand, at their stores and at their website fulfillment centers. As a result of the merger, Protocall became our wholly-owned subsidiary, with Protocall's former security holders acquiring a majority of the outstanding shares of our common stock, par value $.001 per share. The reverse merger was consummated under New York law and pursuant to an Agreement of Merger and Plan of Reorganization, dated July 22, 2004 (the Merger Agreement), as discussed below. A copy of the Merger Agreement was included as an exhibit to our Current Report on Form 8-K, dated July 22, 2004, which was filed with the Securities and Exchange Commission on July 26, 2004. Concurrently with the closing of the merger, we also completed a private offering of shares of our common stock to accredited investors, and received gross proceeds of $7,006,670.50 at the closing of the private offering. We received an additional $244,800 upon the clearance of certain investor checks on August 2, 2004, for total private offering proceeds of $7,251,470.50.

         Immediately following the closing of the reverse merger, we changed our corporate name from Quality Exchange, Inc. to Protocall Technologies Incorporated. The corporate name change had been approved by the board of directors and the holders of a majority of the outstanding shares of common stock of Quality Exchange prior to and as part of the closing of the merger. Also, at the closing of the merger, we changed the corporate name of our New York subsidiary, which was known as Protocall Technologies Incorporated, to Protocall, Inc.

THE MERGER

         Pursuant to the Merger Agreement, at closing, we issued 16,821,974 shares of our common stock to the former security holders of Protocall, representing 66.0% of our outstanding common stock following the merger, in exchange for 100% of the outstanding capital stock of Protocall. The consideration issued in the merger was determined as a result of arm's-length negotiations between the parties.

         We assumed all of Protocall's obligations under the Protocall Technologies Incorporated 2000 Stock Incentive Plan. At the time of the merger, Protocall had outstanding stock options to purchase 2,951,922 shares of common stock, which outstanding options were assumed by action of our board of directors after the closing of the merger to become stock options to purchase shares of our common stock. Following the merger, our board voted to cease using the 2000 Stock Incentive Plan for future stock option grants, and adopted a new 2004 Stock Option Plan. Our board of directors then granted stock options to purchase a total of 783,000 shares of our common stock under the 2004 Plan.

         In addition, all outstanding warrants issued by Protocall prior to the merger to purchase shares of Protocall common stock were amended to become warrants to purchase shares of our common stock on the same terms and conditions as those warrants issued by Protocall. At the closing of the merger, all outstanding Protocall warrants were exercisable for 1,774,219 shares of Protocall common stock, and were amended to become warrants to purchase a like number of shares of our common stock.

         The shares of our common stock issued to former holders of Protocall common stock in connection with the merger, and the shares of our common stock issued in the private offering, were not registered under the Securities Act of 1933, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

         In connection with the merger, a total of 7,875,000 shares of common stock owned by Andrew D. Owens, our sole director prior to the closing of the merger, were repurchased by us for an aggregate consideration of $15,000, plus all of the issued and outstanding capital stock of Orion Publishing, Inc., a wholly-owned subsidiary operating an unrelated business prior to the closing of the merger. The shares of our common stock that were repurchased were then cancelled at the closing of the merger. Giving effect to the cancellation of Mr. Owens' shares, there were 1,125,000 shares of our common stock outstanding before giving effect to the stock issuances in the merger and private offering. The 1,125,000 shares constitute our "public float" prior to the merger.

         LOCK-UP AGREEMENTS. In connection with the merger, substantially all of the former holders of Protocall common stock entered into "lock-up agreements" with us that prohibit those stockholders from, directly or indirectly, offering, selling, pledging or otherwise transferring or disposing of any of the shares of our common stock acquired by them as a result of the merger until October 22, 2005 (15 months after the closing of the merger). Investors in the private offering are not subject to the foregoing "lock-up" agreements.

         CHANGES RESULTING FROM THE MERGER. We intend to carry on Protocall's business as our sole line of business. Protocall is based in Commack, New York and is engaged in the business of developing and marketing a proprietary system, known as SoftwareToGo(R), that enables retailers to produce fully packaged digital media, on demand, at their stores and at their website fulfillment centers. We have relocated our executive offices to those of Protocall at 47 Mall Drive, Commack, New York 11725-5717. Our telephone number is (631) 543-3655.

         Pre-merger stockholders of our company will not be required to exchange their existing Quality Exchange stock certificates for certificates of Protocall, since the OTC Bulletin Board will consider the existing stock certificates as constituting "good delivery" in securities transactions subsequent to the reverse merger. The American Stock Exchange and the Nasdaq SmallCap Market, where we intend to apply to list our common stock for trading, will also consider the submission of existing stock certificates as "good delivery." We cannot be certain that we will receive approval to list our common stock on either exchange or market.

         Under Nevada law, we did not need the approval of our stockholders to complete the merger, as the constituent corporations in the merger were PTCL Acquisition and Protocall, each of which is or was a New York corporation. We were not a constituent corporation in the merger. The merger and its related transactions were approved by the holders of a requisite number of shares of Protocall common stock at a special meeting of stockholders held on May 3, 2004.

         EXPANSION OF BOARD OF DIRECTORS. Pursuant to the Merger Agreement, at the closing of the merger, Bruce Newman, Peter Greenfield, Jed Schutz and Richard L. Ritchie were appointed to our board of directors, with Mr. Greenfield serving as chairman, to serve until the next annual meeting of stockholders. In connection with the appointment of these four directors, at the closing of the merger, Andrew D. Owens, the sole member of our board of directors prior to the merger, resigned as a director. In addition, at the closing of the merger, the board of directors appointed Mr. Newman as President and Chief Executive Officer, Anthony Andrews as Executive Vice President - Corporate Development, Brenda Newman as Senior Vice President - Content and Digital Rights Management, Michael Polesky as Vice President - Finance and Chief Financial Officer, and Aaron Knoll as Director of Research and Development. These officers had served in the same positions with Protocall prior to the merger.

         All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

         ACCOUNTING TREATMENT; CHANGE OF CONTROL. The merger is being accounted for as a "reverse merger," since the stockholders of Protocall own a majority of the outstanding shares of our common stock immediately following the merger. Protocall is deemed to be the acquiror in the reverse merger and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Protocall and will be recorded at the historical cost basis of Protocall. Except as described in the previous paragraphs and in "Certain Relationships and Related Transactions," no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of our company. Further, as a result of the issuance of the 16,821,974 shares of our common stock and the change in the majority of our directors, a change in control of our company occurred on the date of the consummation of the merger. We will continue to be a "small business issuer," as defined under the Securities Exchange Act of 1934, following the merger.

CONCURRENT PRIVATE OFFERING

         In connection with the merger, we completed the closing of a private offering of a total of 5,801,200 shares of our common stock at a purchase price of $1.25 per share to accredited investors pursuant to the terms of a Confidential Private Placement Memorandum, dated May 4, 2004, as supplemented. Gross proceeds from the closing of the private offering were $7,251,470.50, inclusive of $1,825,000 in interim debt financing previously provided to Protocall which was converted at the closing into shares of common stock in the private offering. Additional information concerning our private offering is included in Item 5, "Other Events and Required FD Disclosure."

         After the closing of the merger and the closing of the private offering, we had outstanding 25,472,606 shares of common stock, warrants to purchase 1,774,219 shares of common stock, and stock options to purchase 3,734,922 shares of common stock.

         REGISTRATION STATEMENT. Under the terms of the private offering, we agreed to file a "resale" registration statement with the SEC covering the shares of our common stock issued in the private offering on or before October 20, 2004 (90 days after the closing). We are obligated to maintain the effectiveness of the "resale" registration statement from the effective date through and until 18 months after the date of closing of the merger, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, provided we comply with our reporting obligations. We will use our best efforts to have the "resale" registration statement declared effective by the SEC as soon as possible after the initial filing, but by no later than January 19, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the number of shares of our common stock beneficially owned on August 5, 2004, by:

         o each person who is known by us to beneficially own 5% or more of our common stock;

         o each of our directors and executive officers; and

         o all of our directors and executive officers as a group.

         Except as otherwise set forth below, the address of each of the persons listed below is Protocall Technologies Incorporated, 47 Mall Drive, Commack, New York 11725-5717.

               Name and Address of                      Number of Shares                  Percentage of Shares
                Beneficial Owner                     Beneficially Owned (1)               Beneficially Owned (2)
               -------------------                   ----------------------               ---------------------
Bruce Newman....................................           1,368,094 (3)                             5.2%
Anthony Andrews.................................             339,403 (4)                             1.3%
Brenda Newman...................................           1,353,612 (5)                             5.2%
Michael Polesky.................................             442,474 (6)                             1.7%
Aaron Knoll.....................................             180,139 (7)                               *
Peter Greenfield................................           7,743,860                                30.4%
Jed Schutz......................................             450,262 (8)                             1.8%
Richard L. Ritchie..............................              18,740                                   *
Directors and executive officers as a
group (eight persons)...........................          11,896,584 (9)                            43.1%

-------------------------------------
* Less than 1% of outstanding shares.



(1) Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days after August 5, 2004, by the exercise of any warrant, stock option or other similar right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)  Based upon 25,472,606 shares of common stock outstanding on August 5, 2004.

(3) Includes 605,494 shares of common stock issuable upon exercise of stock options granted under the Protocall 2000 Stock Incentive Plan, which are currently exercisable.

(4) Represents currently-exercisable stock options granted under the Protocall 2000 Stock Incentive Plan.

(5) Includes 591,012 shares of common stock issuable upon exercise of stock options granted under the Protocall 2000 Stock Incentive Plan, which are currently exercisable.

(6) Represents currently-exercisable stock options granted under the Protocall 2000 Stock Incentive Plan.

(7) Represents currently-exercisable stock options granted under the Protocall 2000 Stock Incentive Plan.

(8) Includes 12,000 shares of common stock issuable upon the exercise of a three-year warrant.

(9) Includes 2,158,522 shares of common stock issuable upon exercise of stock options granted under the Protocall 2000 Stock Incentive Plan, which are currently exercisable.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         Information concerning the principal terms of the merger and the business of Protocall is set forth below.

THE MERGER

         THE MERGER. On July 22, 2004, we, our wholly-owned subsidiary PTCL Acquisition and Protocall entered into the Merger Agreement. On July 22, 2004 (referred to as the Merger Closing Date), PTCL Acquisition was merged with and into Protocall under New York corporate law, with Protocall surviving to become our wholly-owned subsidiary. Immediately following the merger, we changed our name from Quality Exchange, Inc. to Protocall Technologies Incorporated, and changed Protocall's name from Protocall Technologies Incorporated to Protocall, Inc.

         The Merger Agreement specified that each share of common stock of Protocall would be converted into our common stock on a one-for-one basis. In addition, each share of common stock of Protocall which could be purchased pursuant to stock options outstanding on the Merger Closing Date was, by action of the boards of both Protocall and our company, converted into stock options to purchase shares of our common stock on a one-for-one basis.

         On the Merger Closing Date, we issued 16,821,974 shares of our common stock to holders of Protocall common stock, representing approximately 66.0% of our outstanding common stock following the completion of the merger and the private offering. Following the merger, all of our business operations will be conducted through our wholly-owned subsidiary, Protocall, Inc. See "Description of Business" below. Prior to the merger, there were no material relationships between us and Protocall, or any of the companies' respective affiliates, directors or officers, or any associates of the respective officers or directors. All of our pre-merger liabilities were settled prior to the merger. The consideration exchanged in the merger was determined as a result of arm's-length negotiation among the parties.

         ELECTION OF BOARD OF DIRECTORS. Pursuant to the Merger Agreement, at the closing of the merger, Bruce Newman, Peter Greenfield, Jed Schutz and Richard L. Ritchie were appointed to our board of directors, with Mr. Greenfield serving as chairman, to serve until the next annual meeting of stockholders. In connection with the appointment of these four directors, at the closing of the merger, Andrew D. Owens, the sole member of our board of directors prior to the merger, resigned as a director. In addition, at the closing of the merger, the board of directors appointed Mr. Newman as President and Chief Executive Officer, Anthony Andrews as Executive Vice President - Corporate Development, Brenda Newman as Senior Vice President - Content and Digital Rights Management, Michael Polesky as Vice President - Finance and Chief Financial Officer, and Aaron Knoll as Director of Research and Development. See "Directors and Executive Officers of the Company After the Merger." These officers had served in the same positions with Protocall prior to the merger.

DESCRIPTION OF OUR COMPANY AND ITS PREDECESSOR

         We were formed as a Nevada corporation on June 3, 1998. Prior the merger, we were a developmental stage company which, through our wholly-owned subsidiary, Orion Publishing, Inc., planned to provide an Internet-based vehicle for the purchase and exchange of collectible and new-issue comic books. After the merger, we discontinued our previous business and succeeded to the business of Protocall as our sole line of business. Accordingly, the past trading history of our common stock is not relevant due to the change in our business. Immediately following the merger, we changed our corporate name from Quality Exchange, Inc. to Protocall Technologies Incorporated.

                             DESCRIPTION OF BUSINESS

         Unless the context otherwise requires, "we," "our," "us" and similar expressions refer to Protocall, Inc. (formerly known as Protocall Technologies Incorporated, a New York corporation) separately prior to the merger of a wholly-owned subsidiary of Quality Exchange with and into Protocall, Inc. on July 22, 2004, and Protocall Technologies Incorporated (formerly known as Quality Exchange), as successor to the business of Protocall, Inc., after giving effect to the merger.

OVERVIEW

         We were founded in 1998 to develop and commercialize a proprietary system that enables software retailers to produce fully packaged software CDs, on demand, at their stores and at their web site fulfillment centers. Our lead product, SoftwareToGo(R), is a software display, storage and production system, similar in size to an ATM cash machine. Each retailer installation of SoftwareToGo is comprised of at least one Product Preview Station, for software merchandising and customer order placement (for walk-in stores), and one Order Fulfillment Station where CDs are produced and packaged.

         Unlike conventional software distribution and retailing, SoftwareToGo operates on a platform of virtual inventory, where the software remains in encrypted form on the Order Fulfillment Station until it is burned onto a CD, thereby reducing or potentially eliminating the need for physical stock at the retail or web site location. We believe that our system has the capability to streamline purchases and upgrade offerings at traditional software sales outlets and allow for software to be sold in new venues with minimal capital outlays or dedicated floor space. Using statistics compiled from publicly-available sources, U.S. retail software sales totaled an estimated $5.7 billion in 2003, with unit sales exceeding 100 million. We expect to increase revenue as our SoftwareToGo system gains acceptance among software retailers, cataloguers and online distributors. We believe that, given our strong intellectual property position, large array of content assembled over a five-year period, resolution of publishers' security and encryption concerns and our early entry into the market, there are formidable challenges, in terms of time and resources, to potential competitors.

         Following five years of system development and two rounds of field testing, SoftwareToGo commenced its commercial rollout in December 2003 at 25 CompUSA retail stores in the Dallas, San Francisco and Seattle markets. Additional installations at CompUSA stores are planned. In addition, we recently signed an agreement with TigerDirect, Inc., a leading online direct marketer and subsidiary of Systemax Inc., to deploy the system for fulfillment of its online software sales. We are also in discussions with other major U.S. computer and software retailers.

         Our management team also believes that in addition to generating sales from these traditional, pre-existing channels, our SoftwareToGo system can also be installed in other types of locations, such as electronics stores and major mass retailers, where retailers can add software sales to their revenue mixes. We intend to vigorously explore these other venues that have not traditionally sold or are selling only a limited selection of software. In addition, the SoftwareToGo system can be adapted to deliver other products such as console video games, e-books, audiobooks and movies. We believe that, depending on the profit potential in each of these products, there may be additional horizontal growth opportunities, particularly in the gaming console software market.

         SoftwareToGo offers advantages over current software distribution methods throughout the value chain from publisher, to retailer and online distributors, to consumer. By offering meaningful value to each constituency along the chain, we believe that SoftwareToGo will be accepted in the general marketplace. In addition to modernizing the software delivery system, we believe our growth will be fueled by the software content that we offer the consumer. From a publisher's perspective, the SoftwareToGo system accelerates the time to market for new titles, speeds implementation of publisher software upgrades (e.g., patches and revisions), increases exposure for niche publishers and titles -- there are approximately 20,000 titles in existence, most of which have limited sources of distribution -- enhances security to protect against piracy, extends product life cycles and expands the number and variety of outlets selling its content.

         We have spent five years negotiating licensing agreements with more than 250 software publishers to distribute select titles through the SoftwareToGo system. Among our publishers are Microsoft, Vivendi Universal, Symantec and Atari. Our licensing agreements cover over 1,200 software titles, a number which is expected to increase by the end of 2004.

         From a retailer's perspective, the SoftwareToGo system can reduce or potentially eliminate the need for inventory, minimize floor space allocated to physical inventory, reduce shipping and inventory tracking, prevent shrinkage and out-of-stock situations, offer better insights into product features (thus reducing potential returns), expand the number of software titles available for sale, and improve operating margins. Being able to deliver software on demand to many retail locations can potentially position us to capture market share and to increase the overall size of the market. For consumers, our system can allow software to be purchased anywhere the SoftwareToGo system is located, provide a broader selection of titles, ensure consistent in-stock availability for current offerings, and offer product previews so consumers have more information to make a purchase decision.

         We license software products directly from their publishers and then distribute the software to retailers through the SoftwareToGo system, with the retailer determining final consumer pricing. License fees paid to the publishers are proportional to the retail price of the software. In our relationship with software publishers, we act as a software wholesaler.

CORPORATE INFORMATION

         Protocall was incorporated in the state of New York in December 1992. Through 1998, Protocall was focused primarily on licensing proprietary font software to large businesses and operated through its recently-discontinued Precision Type, Inc. subsidiary. Active marketing of Protocall's font software licensing business was discontinued in 2001, when Protocall determined to focus solely on developing its current software distribution business; however, revenues from this business continued through June 2004.

INTRODUCTION TO TECHNOLOGY

         Each walk-in store installation of SoftwareToGo is comprised of one or more Product Preview Stations to merchandise software and an Order Fulfillment Station to produce orders. In the case of installations at internet/catalog retailers, the Product Preview Stations are usually not required. Collectively, these stations are controlled from our digital rights management and decryption key servers via an Internet virtual private network.

         PRODUCT PREVIEW STATION (PPS)

         To help consumers at retail stores quickly find the product they want, the system's touch-screen Product Preview Station provides intuitive drill-down menus as well as key word and product sorting search options. Product descriptions include screen shots, video/audio demonstrations, text descriptions, independent product reviews and technical specifications that, together, provide a more rapid and complete understanding of the product than could be obtained from a printed box. Retailers can add additional Product Preview Stations to meet their customer traffic requirements. The PPS is designed to provide a maximum amount of information, including the retail price, in a minimum amount of time.

         Once a consumer chooses a software title, the Product Preview Station prints a bar-coded order ticket that is used to pay for the selected product at the store's cashier or customer service area. After payment is made, authorized store personnel produce the selected product using the SoftwareToGo Order Fulfillment Station.

         ORDER FULFILLMENT STATION (OFS)

         The Order Fulfillment Station, which is used to produce software CDs and associated packaging, is located at the retailer's store or web site fulfillment center. To initiate an order from the OFS, store personnel enter a user-specific password and the product order number that appears on the consumer's order-ticket. The OFS then automatically connects to our Digital Rights Management Server via an Internet connection to register the order and retrieve an order authorization.

         The system uses the authorization to release the selected software product onto a CD and then prints the publisher's title-specific graphics and information onto the surface of the disk. Simultaneously, the system prints a title-specific four-color package cover and separate "getting started" installation sheet. As with many software products sold today, product manuals are provided in digital form on the CD and are supplemented by publisher-sponsored online help. The finished CD, package cover and "getting started" sheet are placed into a DVD-style CD case and the case is sealed to complete the order.

         For most software titles, the entire process takes several minutes, depending on the content size of the software being produced. Consumption of supplies (CD, case, packaging and labeling) is tracked electronically and automatically replenished based on system usage. The system uses the latest CD writer technology and can be scaled to incorporate and handle larger volume / multi-CD orders by integrating up to four CD writers that process orders simultaneously. A standard two-CD writer system can produce an average of 34 single CD orders per hour. Products can be made in advance of anticipated sales for display on retail shelves, or they can be produced on-demand as single-item orders.

EQUIPMENT PRODUCTION, INSTALLATION AND SUPPORT

         As more fully described below, we outsource the component purchasing, warehousing, testing and on-site unit assembly to third parties. Unit cost for each installation can range from $10,000 to $40,000, depending on system requirements and configuration, though this cost is expected to decline somewhat over time, assuming the continuing decline in computer hardware prices.

         ASSEMBLY AND INSTALLATION

         We have retained an outside consulting firm to assist in overseeing the procurement of components, integration and on-site installation, much of which will be outsourced to third parties during this period. We have chosen to oursource this function as a cost-effective and efficient means to expand the level of expertise available to us during this crucial stage of development.

         We have also selected a national enterprise solutions and service provider, to perform on-site SoftwareToGo unit installation services to its customers, as well as on-site maintenance and break-fix services. We pay this firm on the basis of each on-site visit.

         TECHNICAL SUPPORT AND UNIT MAINTENANCE

         We maintain a call-in technical support team at our headquarters, available during all store hours (9:00 a.m. EST to 9:00 p.m. PST), seven days a week. We believe that we have established a reputation for excellent technical support by making it one of our top priorities. Our experience is that most problems are easily resolved through telephone and fax support. However, if a customer requires on-site service and/or replacement of computer components or equipment, we contact over enterprise solutions and service provider to perform these services. Currently, technical support is furnished without additional charge to customers.

REVENUE MODEL

         We employ two revenue models in our existing retailer agreements: one for conventional ("bricks and mortar") retailers such as CompUSA, and another for online/catalog retailers such as TigerDirect.com.

         Under the first revenue model, we license content, integrate, install and maintain SoftwareToGo site equipment, provide system training to store personnel, supply the physical deliverables (CD, case, packaging and labeling), provide system help desk support during store hours and act as an on-demand distributor to the retailer.

         The retailer, in accordance with store configuration and consumer merchandising/promotion plans developed jointly with us, supplies prominent space for the Product Preview Stations within its stores as well as an appropriate location for the Order Fulfillment Station, and provides SoftwareToGo system promotion. Prior to deployment, we and the retailer jointly develop plans relating to sales reporting procedures, communication line setup, network wiring, POS system integration and product pricing. Equipment costs are paid for by the retailer or, in certain instances, shared by Protocall in exchange for pricing or other contractual considerations.

         For online and catalog retailers, the business model is somewhat different. For these retailers, a high capacity SoftwareToGo Order Fulfillment Station is used without the need for a Product Preview Station. This system is then operated by our employees directly to produce stock for immediate shipment to customers. The system can be installed either at our facilities or at the customer's shipping center. Under this model, we expect much higher capacity utilization for the Order Fulfillment Station, and consequently a much faster payback on deployed capital.

         We secure the right to replicate titles through licensing agreements with software publishers, paying a licensing fee to each publisher per product vended. In instances where SoftwareToGo-produced products are returned by a consumer, the publisher license fee is reversed.

         We expect to be able to improve our licensing terms as the number of installed SoftwareToGo sites increases. Because our agreements with software publishers and retailers provide publisher payments over a longer schedule than we receive payments from retailers, we do not anticipate a corresponding increase to working capital as the business scales. We do not prepay or guarantee any minimum license fees to publishers.

COMPETITIVE POSITION

         SOFTWARETOGO VS. TRADITIONAL SOFTWARE DISTRIBUTION

         SoftwareToGo offers advantages over current software distribution methods throughout the value chain from publisher through retailer to the consumer. By offering value to each constituency along the chain, we believe SoftwareToGo will be generally accepted in the marketplace. The relative advantages to each group are discussed below.

         SOFTWARE PUBLISHER PERSPECTIVE - SoftwareToGo provides benefits for publishers, including:

         o Reduction in production costs - By avoiding printing, packaging, shipping and inventory costs in advance of anticipated needs, publishers who use SoftwareToGo can potentially expect equal to greater margins than with conventional distribution.


         o Increases distribution exposure for niche publishers and titles - Software from smaller publishers and even niche products from larger publishers are rarely carried in retail stores. SoftwareToGo makes it practical for stores to carry these titles.

         o Increased security - SoftwareToGo offers the ability to produce individual serial numbers, digital security certificates and other measures for each copy of software produced. These security features can be placed on the packaging, the software CD and even digitally encoded and embedded in the software.

         o Addresses consumer concerns about the availability of software for alternative computing platforms (e.g., Apple Computer and Linux) - Promoters of alternative platforms often encounter consumer resistance based on software availability. SoftwareToGo addresses these concerns and thus improves their competitive position.

         o Extends product life cycles - As sales of software decline normally over the product life cycle, it eventually becomes uneconomical for publishers to produce and distribute titles by traditional means. SoftwareToGo improves the economics of software publishing by capturing incremental cash flows from software with fully sunk development costs.

         o Speeds time to market - Producing and distributing stock for a myriad of retailer outlets in preparation for product launches is a daunting task, from both logistical and financial perspectives. Using SoftwareToGo, publishers can be ready for their commercial launches within days of completion of the software master. Faster launches reduce working capital needs and speed the monetization of the investment that publishers have made in their products.

         CONSUMER PERSPECTIVE - Compared to current distribution techniques, consumers enjoy a number of benefits with no increase in cost:

         o Improved selection - By offering a virtual inventory of software, SoftwareToGo helps consumers get the exact software they are looking for in a single store visit. Consumers never miss out on hot titles that might otherwise be out of stock.

         o Latest software versions - The networked architecture of the SoftwareToGo system enables us to remotely update software in individual stores as updates become available from publishers.

         RETAILER PERSPECTIVE - The SoftwareToGo distribution model offers retailers many advantages compared to current distribution methods:

         o Larger selection of titles - The SoftwareToGo system currently has over 1,200 titles from more than 250 publishers. We are negotiating with publishers to increase these numbers. In comparison, most retailers that carry software stock between 100 and 500 titles. Expanded offerings enable retailers to capture incremental sales that would otherwise be lost to competitors - all while improving the customer experience.

         o Minimal Footprint - The SoftwareToGo systems occupy approximately 10 square feet. This enables retailers that stock software to greatly increase their product offerings without increasing outlays for floor space.

         o Eliminates stocking risk - Because SoftwareToGo can be used to restock products in the event of strong sales and supply disruptions, retailers can eliminate the risk of lost sales. In addition, by eliminating out-of-stock conditions, retailers can operate with leaner inventories and reduced floor space, while minimizing costs associated with personnel handling typical inventory. Finally, because products on the SoftwareToGo system can be remotely updated to the latest version, retailers avoid the expense of product recalls and obsolete product returns.

         o Expands addressable universe of retailers - Many computer retailers have unexploited synergies with software. SoftwareToGo's minimal footprint enables the retailer to capture a greater share of the customer's dollars at a time when the propensity to purchase software is maximized.

         o Potentially eliminates shrinkage - By producing software only as it is sold, retailers eliminate the risk of customer and employee theft. With many software titles priced over $100, this can measurably improve margins at the store level.

         Many of these advantages also apply to catalog and online based software mail order retailers. We believe our pricing maintains or slightly improves the margins presently enjoyed by retailers.

         ALTERNATIVE SOFTWARE DISTRIBUTION

         Aside from traditional software distribution methods, our competition falls into two general categories: direct competition from companies offering similar solutions and potential competition from other industry players. Both categories have competitors who are larger and more established than we are and have access to greater resources.

         Direct competition may come from Tribeka Ltd., a company based in the United Kingdom. Tribeka has developed an electronic software delivery system, which is similar in architecture and functionality to SoftwareToGo. The system is operational in England under the name Softwide at a number of Tribeka-owned retail-site locations in Europe. It is also believed that Tribeka is planning to deploy its system in the United States, but we are not aware of the timing of any such development.

         Potential competition comes from several independent companies that produce music delivery systems that are similar in functionality to our system. These companies could conceivably re-engineer their systems to deliver software; however, they would still face numerous issues related to establishing publisher and retailer agreements in the software industry. In particular, potential entrants would face substantial development expense and delay stemming from their need to duplicate our elaborate security capabilities without potentially infringing on aspects of our patented technology.

         Potential competition also exists with application service providers, known as ASPs. These companies enable businesses and consumers to use software that is installed on remote servers, thereby eliminating the need to purchase physical products. While the ASP market is expected to grow, most consumers and businesses have been reluctant to outsource software and information requirements.

         Software downloading is another source of competition. While this represents a growing source of competition, we believe that, based on discussions with software publishers, downloading will only represent 5% to 20% of their overall business in the long-term. This is because downloading is a major facilitator of software piracy, which is one of the primary reasons why many major publishers refuse to distribute their products via electronic download. In additional to security concerns, downloading is only practical for products that are small in size. For example, for a consumer purchasing a typical 350 megabyte product today, downloading via the internet is a time consuming process that could take over an hour via a broadband connection and over 15 hours via a dial-up connection. Many software products are significantly larger than this, and historical trends point toward increasingly sophisticated, even larger software applications.

MARKET OPPORTUNITY AND COMPOSITION

         According to publicly-available sources, consumer retail computer software sales totaled $5.7 billion in 2003, with unit sales of over 100 million. We estimate gaming console software sales (a potential expansion market for SoftwareToGo) totaled an additional $5.5 billion in 2002. Electronics retailers, mass merchants, computer/office superstores and e-commerce retailers are all target channels for us.

         Hundreds of companies in the United States produce a broad selection of software titles for distribution to consumers. We estimate that there are as many as 20,000 individual software titles available in today's market. Most publishers have set up web sites to facilitate sales and to provide consumers with information about their products. However, the majority of sales still occur through traditional distribution and retail channels.

SOFTWARETOGO DEVELOPMENT AND COMMERCIALIZATION TIMELINE

         1998  -  Initial concept definition complete.
                  Protocall initiates design of the SoftwareToGo system. Protocall files for patent protection on portions of its SoftwareToGo architecture.

         1999  -  SoftwareToGo software and hardware development continues.

         2000  -  Protocall signs first software publisher license agreement.

         2001  -  Protocall conducts "alpha" testing of SoftwareToGo at
                  OfficeDepot and The Wiz retail stores.

                  Protocall incorporates over 30 improvements from field testing into SoftwareToGo. 39 Publisher licensing agreements completed.

         2002 - Protocall conducts "beta" testing of SoftwareToGo in CompUSA stores. Based on success of the Beta testing, Protocall signs deployment agreement with CompUSA. 100+ Publisher licensing agreements completed.

         2003  -  Apple Computer endorses SoftwareToGo to its Apple Developer
                  Connection members. (See http://developer.apple.com/business/ softwaretogo.html.) CompUSA deployment commences (25 stores). 200+ Publisher licensing agreements completed.

         2004 - 250+ Publisher agreements completed; more are under negotiation. Protocall signs deployment agreement with web retailer TigerDirect.com. Discussions underway with other major web and in-store retailers.

ROLLOUT STRATEGY

         As an intermediary between software publishers and retailers, our rollout strategy has consisted of assembling a core group of publishers and successfully testing SoftwareToGo in the field. After achieving demonstrable success in these areas, we have moved to monetize our technology and relationships by deploying SoftwareToGo with both traditional and web-based software retailers. To date, two important retailer contracts have been secured, and we are continuing efforts to enlarge our retailer customer base.

         COMPLETED RETAILER CONTRACTS

         After successful field testing of the system at three CompUSA stores from April through July 2002, we signed our first electronic software distribution and site location agreement for the rollout of SoftwareToGo at all of CompUSA's 225 stores. Store installations began in December 2003, and SoftwareToGo has been deployed in 25 stores to date. The term of the CompUSA agreement extends through June 2008. CompUSA is one the country's largest retailers of consumer software, and is using SoftwareToGo to ensure in-stock availability for current shelf offerings, while expanding the breadth and selection of titles available at its stores.

         In March 2004, we signed an agreement to deploy SoftwareToGo with web-based retailer TigerDirect, Inc. TigerDirect is a subsidiary of Systemax Inc., a leading direct marketer of computers and computer-related products. Under the terms of our agreement with Systemax, we have agreed to fulfill

TigerDirect's order flow for software that is available via SoftwareToGo. The agreement also calls for installation of SoftwareToGo in Systemax's four retail stores, beginning in late 2004.

         SOFTWARE PUBLISHER CONTRACTS

         We have signed agreements with more than 250 software publishers to distribute select titles through SoftwareToGo, including Microsoft, Vivendi Universal, Symantec and Atari, and are in the process of finalizing agreements with others. Our licensing agreements currently cover over 1,200 titles, a number which is expected to increase by the end of 2004.

         ADDITIONAL CONTRACT OPPORTUNITIES

         We are in discussions with other major United States computer and software retailers to use the SoftwareToGo system. System testing with one of these retailers is expected to begin in late 2004. In addition, we have also discussed deployment of our system with major European and South American retailers. SoftwareToGo is potentially valuable in situations where inventory management is complicated by the need to offer language-specific titles. With SoftwareToGo, these titles could be produced on demand, avoiding the need to physically import and simultaneously pay duty on inventory with limited appeal outside of the specific country.

         Our marketing and distribution program involves a direct sales force, headed by Bruce Newman and Anthony Andrews. We use our direct sales force to support our existing retailer contracts and to take advantage of direct sales opportunities.

REGULATION

         Our business activities currently are subject to no particular regulation by governmental agencies other than that routinely imposed on corporate businesses, and no such regulation is now anticipated.

PATENTS AND INTELLECTUAL PROPERTY

         We regard our SoftwareToGo system as proprietary and rely primarily on a combination of patent, copyright, trademark and trade secret laws of general applicability, employee confidentiality and invention assignment agreements, distribution and OEM software protection agreements and other intellectual property protection methods to safeguard our technology, processes and system.

         We have received two United States patents for various aspects of the SoftwareToGo system. One patent protects the SoftwareToGo system by covering the retrieval of encrypted software from secure storage. This patent extends coverage into the field software distribution to include a three-tier system having an end user, who can be selectively coupled to a remote vendor who is in turn connected to a remote server.

         The patent protects systems and methods where an end user, such as a retailer or consumer, may access software products from a CD-ROM or other storage device which is connected to the end user's station or computer. The end user's station is connected to a vendor station which requests decryption keys generated by a remote server. The software product is secured by an encryption technique that allows the retailer or consumer to access the software product upon receipt of the decryption key.

         The second patent further expands our intellectual property protection over the SoftwareToGo system and its use in the retail environment. The patent covers systems and methods of implementing a supply chain's return policy for digital products. Important proprietary aspects for managing digital products include:

         o verifying the origin of digital products to determine if it was produced from the supply chain, rendering the product unusable, and voiding the transaction for the product;

         o rendering digital products unusable based upon the physical nature of the product;

         o preventing the removal of returned digital products from physical storage until the origin of the product is verified or the product is rendered unusable;

         o examining the returned digital product's internal files or external indicia to ascertain the product's origin or return policy; and

         o using a record of the destruction which allows for a reversal of the entire transaction within the supply chain.

         Our intellectual property also includes the copyrighted source code for the SoftwareToGo Product Preview Station, Order Fulfillment Station, back-end digital rights management system, B2B software delivery system and Internet web delivery engine.

         We own the exclusive license to use the registered trademark for the SoftwareToGo(R) system name. We intend to submit a trademark application for our Protocall logo. We also rely upon our efforts to design and implement improvements to our SoftwareToGo system to maintain a competitive position in the marketplace.

EMPLOYEES

         We had 24 employees as of August 5, 2004, of whom 12 were in product development, engineering and help desk support, two in sales and marketing, and 10 in general, administrative and executive management. None of these employees is covered by a collective bargaining agreement and management considers relations with employees to be good.

DESCRIPTION OF PROPERTY

         Our corporate headquarters are located at 47 Mall Drive, Commack, New York, in approximately 10,000 square feet of space occupied under a lease with a monthly rental rate of $11,500 that expires in January 2006. We believe that this facility is adequate for our current business operations.

CAUTIONARY STATEMENTS

         If any of the following material risks occur, our business, financial condition or results of operations would likely suffer.

                          RISKS RELATED TO OUR COMPANY

WE ARE STILL IN AN EARLY STAGE OF DEVELOPMENT AND HAVE INCURRED LOSSES IN THE PAST.

         We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of inherent risks, expenses and difficulties encountered by companies in their early stage of development, particularly companies in new and evolving markets. Such risks include acceptance by software publishers, retailers and consumers in an evolving and unpredictable business environment, the lack of a well-developed brand identity and the ability to bring products to market on a timely basis. For the years ended December 31, 2003 and 2002, we had net losses of $4,170,455 and $4,308,781, respectively. As of December 31, 2003, we had a total stockholders' deficit of $9,803,212. No assurance can be given that we will ever generate significant revenue or have profits. This could have a detrimental effect on the long-term capital appreciation of our capital stock.

WE ARE CURRENTLY DEPENDENT ON TWO RETAILERS AND MAY NOT BE ABLE TO OFFSET ANY POTENTIAL LOSS OF THIS BUSINESS.

         Our only current agreements relating to the deployment of our SoftwareToGo system are with CompUSA and TigerDirect, and a significant part of our efforts are focused on making these deployments successful. Although it is our goal to deploy our system with CompUSA throughout the United States, there can be no assurance that such a deployment will be achieved. Our dependence on the results of this deployment are significant and anything less than a successful system deployment in all of CompUSA's stores, as well as a successful deployment with TigerDirect, could have a material impact on us, possibly resulting in an inability to continue as a going concern.

WE DEPEND ON CONTINUING RELATIONSHIPS WITH OUR CLIENT SOFTWARE PUBLISHERS, AND IF WE LOSE THESE RELATIONSHIPS OUR PRODUCT OFFERINGS WOULD BE LIMITED AND LESS DESIRABLE TO CONSUMERS AND RETAILERS.

         We generate revenue as a just-in-time software distributor to retail stores and e-commerce retailers. If we cannot develop and maintain satisfactory relationships with software publishers on acceptable commercial terms, we will likely experience a decline in revenue. We also depend on these software publishers creating and supporting software products that consumers will purchase. If we are unable to license a sufficient number of titles from software publishers, or if the quality of titles provided by these software publishers falls below a satisfactory level, we could also experience a decline in revenue and end-user satisfaction, and our reputation could be harmed.

         Our contracts with our software publisher clients are generally one to two years in duration, with an automatic renewal provision for additional one-year periods, unless we are provided with a written notice at least 90 days before the end of the contract. As is common in our industry, we have no long-term or exclusive contracts or arrangements with any software publishers that guarantee the availability of software products. Software publishers that currently supply software to us may not continue to do so and we may be unable to establish new relationships with software publishers to supplement or replace existing relationships.

OUR PUBLISHER LICENSE ACQUISITION PROCESS IS LENGTHY, WHICH MAY CAUSE US TO INCUR SUBSTANTIAL EXPENSES AND EXPEND MANAGEMENT TIME WITHOUT GENERATING CORRESPONDING REVENUE, WHICH WOULD IMPAIR OUR CASH FLOW.

         We market our services directly to software publishers and retailers. These relationships are typically complex and take time to finalize. Due to operating procedures in many organizations, a significant amount of time may pass between selection of our products and services by key decision-makers and the signing of a contract. The period between the initial sales call and the signing of a contract with significant sales potential is difficult to predict and typically ranges from six to twelve months for software publishers. If, at the end of a sales effort, a prospective client does not purchase our products or services, we may have incurred substantial expenses and expended management time that cannot be recovered and that will not generate corresponding revenue. As a result, our cash flow and our ability to fund expenditures incurred during the publisher license acquisition process may be impaired.

SOFTWARE-ON-DEMAND TECHNOLOGY IS STILL EVOLVING AND UNPROVEN AND THE INDUSTRY MAY ULTIMATELY FAIL TO ACCEPT THIS TECHNOLOGY, RESULTING IN OUR PRODUCTS BECOMING NO LONGER IN DEMAND.

         Our success will depend in large part on the continued growth in consumer acceptance of software-on-demand technology as a method of distributing software products. Software-on-demand is a relatively new method of distributing software products to consumers, and unless it gains widespread market acceptance, we will be unable to achieve our business plan. Factors that will influence the market acceptance of the technology include:

         o Continuing demand by consumers for software products;

         o Consumer behavior relating to product selection through touch-screen terminals for walk-in store deployments; and

         o Consumer acceptance of DVD-style packages, which are smaller than traditional software packages.

         Even if our technology achieves widespread acceptance, we may be unable to overcome the substantial existing and future technical challenges associated with on-site delivery of software reliably and consistently on a long-term basis. Our failure to do so would also impair our ability to execute our business plan.

OUR INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE THAT MAY MAKE OUR TECHNOLOGY AND SYSTEMS OBSOLETE OR CAUSE US TO INCUR SUBSTANTIAL COSTS TO ADAPT TO THESE CHANGES.

         To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of the SoftwareToGo system and the underlying network infrastructure. If we incur significant costs without adequate results, or are unable to adapt rapidly to technological changes, we may fail to achieve our business plan. The electronic commerce industry is characterized by rapid technological change, changes in user and client requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. To be successful, we must adapt to rapid technological change by licensing and internally developing leading technologies to enhance our existing services, developing new products, services and technologies that address the increasingly sophisticated and varied needs of our clients, and responding to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of the SoftwareToGo system and other proprietary technologies involves significant technical and business risks. We may fail to use new technologies effectively or fail to adapt our proprietary technology and systems to client requirements or emerging industry standards.

SYSTEM FAILURES COULD REDUCE THE ATTRACTIVENESS OF OUR SERVICE OFFERINGS; ANY PROLONGED INTERRUPTIONS IN OUR OPERATIONS COULD CAUSE CONSUMERS TO SEEK ALTERNATIVE PROVIDERS OF SOFTWARE.

         We provide electronic delivery of software and product marketing services to our clients and end-users through our proprietary technology and digital rights management systems. These systems also maintain an electronic inventory of products. The satisfactory performance, reliability and availability of the technology and the underlying network infrastructure are critical to our operations, level of client service, reputation and ability to attract and retain clients. While we have engaged an outside service company to perform regular service on the systems in the field, we have experienced periodic interruptions, affecting all or a portion of our systems, which we believe will continue to occur from time to time. Any systems damage or interruption that impairs our ability to accept and fill client orders could result in an immediate loss of revenue to us, and could cause us to lose clients. In addition, frequent systems failures could harm our reputation.

WE MAY BECOME LIABLE TO CLIENTS WHO ARE DISSATISFIED WITH THE SOFTWARETOGO SYSTEM, WHICH WOULD DIRECTLY IMPACT OUR PROSPECTS.

         We design, develop, implement and manage electronic commerce solutions that are crucial to the operation of our clients' businesses. Defects in the solutions we develop could result in delayed or lost revenue, adverse consumer reaction, and/or negative publicity which could require expensive corrections. As a result, clients who experience these adverse consequences either directly or indirectly as a result of our services could bring claims against us for substantial damages. Any claims asserted could exceed the level of any insurance coverage that may be available to us. Moreover, the insurance we carry may not continue to be available on economically reasonable terms, or at all. The successful assertion of one or more large claims that are uninsured, that exceed insurance coverage or that result in changes to insurance policies (including premium increases) could adversely affect our operating results or financial condition.

OUR LIABILITY INSURANCE MAY NOT BE ADEQUATE IN A CATASTROPHIC SITUATION.

         Substantially all of our products are produced at our headquarters in Commack, New York or assembled in retailers' stores. We currently maintain property damage insurance covering our inventory, furniture and equipment in our corporate headquarters. We maintain liability insurance, Products and Completed Operations liability insurance and an umbrella liability policy. We also maintain insurance coverage for liability claims resulting from the use of our equipment located in retail stores and for equipment in-transit to and from retail stores. We also purchase business interruption insurance for losses relating to our facilities. Nevertheless, material damage to, or the loss of, our facilities or equipment due to fire, severe weather, flood or other catastrophe, even if insured against, could result in a significant loss to us.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD CAUSE AN EROSION OF OUR CURRENT COMPETITIVE STRENGTHS.

         We regard the protection of our patents, trademarks, copyrights, trade secrets and other intellectual property as critical to our success. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights. We have entered into confidentiality and non-disclosure agreements with our employees and contractors, and nondisclosure agreements with parties with whom we conduct business, in order to limit access to and disclosure of our proprietary information. See "Description of Business -- Patents and Intellectual Property." These contractual arrangements and the other steps taken by us to protect our intellectual property may not prevent misappropriation of our technology or deter independent third-party development of similar technologies. We also seek to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Proprietary rights relating to our technologies will be protected from unauthorized use by third parties only to the extent they are covered by valid and enforceable patents or are effectively maintained as trade secrets. We pursue the registration of our trademarks and service marks in the United States and internationally. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

         The steps we have taken to protect our proprietary rights may be inadequate and third parties may infringe or misappropriate our trade secrets, trademarks and similar proprietary rights. Any significant failure on our part to protect our intellectual property could make it easier for our competitors to offer similar services and thereby adversely affect our market opportunities. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of management and technical resources and may not be successful.

CLAIMS AGAINST US RELATED TO THE SOFTWARE PRODUCTS THAT WE DELIVER ELECTRONICALLY AND THE PRODUCTS THAT WE DELIVER PHYSICALLY COULD ALSO REQUIRE US TO EXPEND SIGNIFICANT RESOURCES.

         Claims may be made against us for negligence, copyright or trademark infringement, products liability or other theories based on the nature and content of software products or tangible goods that we deliver electronically and physically. Because we did not create these products, we are generally not in a position to know the quality or nature of the content of these products. Although we carry general liability insurance and requires that our customers indemnify us against consumer claims, our insurance and indemnification measures may not cover potential claims of this type, may not adequately cover all costs incurred in defense of potential claims, or may not reimburse us for all liability that may be imposed. Any costs or imposition of liability that are not covered by insurance or indemnification measures could be expensive and time-consuming to address, distract management and/or delay product deliveries, even if we are ultimately successful in the defense of these claims.

SECURITY BREACHES COULD HINDER OUR ABILITY TO SECURELY TRANSMIT CONFIDENTIAL INFORMATION AND COULD HARM OUR CLIENTS.

         A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Any compromise or elimination of our security could be costly to remedy, damage our reputation and expose us to liability, and dissuade existing and new clients from using our services. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information, such as consumer credit card numbers. A party who circumvents our security measures could misappropriate proprietary information or interrupt our operations.

         We may be required to expend significant capital and other resources to protect against security breaches or address problems caused by breaches. Concerns over the security of the Internet and other online transactions and the privacy of users could deter people from using the Internet to conduct transactions that involve transmitting confidential information, thereby inhibiting the growth of our business. To the extent that our activities or those of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches and failure to prevent security breaches could lead to a loss of existing clients and deter potential clients away from our services.

WE RELY TO A LARGE DEGREE ON THIRD PARTIES FOR THE MANUFACTURE AND MAINTENANCE OF THE SOFTWARETOGO SYSTEM.

         We rely heavily upon third parties to perform such tasks as assembly and on-site maintenance of the SoftwareToGo system. Our ability to enter new markets and sustain satisfactory levels of sales in each market will depend in significant part upon the ability of these companies to perform effectively on our behalf. There can be no assurance that we will be successful in entering into agreements with all of these companies when necessary. In addition, once we enter into such manufacturing contracts, we face the possibility that such contracts will not be extended or replaced. We anticipate that we can obtain in a timely manner alternative third party services and that the failure to extend or replace existing contracts would not have a material adverse effect on us, although there can be no assurance in this regard.

WE MAY NOT BE ABLE TO RETAIN OUR KEY EXECUTIVES WHO WE NEED TO SUCCEED AND NEW QUALIFIED PERSONNEL IS EXTREMELY DIFFICULT TO ATTRACT.

         We believe that our continued success will depend to a significant extent upon the efforts and abilities of our senior management team, including Bruce Newman, our President and Chief Executive Officer, and Anthony Andrews, our Executive Vice President - Corporate Development. At the closing of the merger, we entered into employment agreements with Messrs. Newman and Andrews, and other senior officers. Our failure to retain Messrs. Newman and Andrews, in particular, or to attract and retain additional qualified personnel, could adversely affect our operations. We do not currently carry key-man life insurance on any of our executive officers.

                        RISKS RELATED TO OUR COMMON STOCK

THERE HAS PREVIOUSLY BEEN NO ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK, AND OUR STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE AT WHICH SUCH SHARES WERE PURCHASED, OR AT ALL.

         There has been no active public market for our common stock. We have not disclosed in this Report information regarding past trading of our common stock because we will be conducting a different type of business following the merger. An active public market for the common stock may not develop or be sustained.

         The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:

         o Actual or anticipated variations in operating results;

         o Announcements of technological innovations;

         o The ability to sign new clients and the retention of existing clients;

         o New products or services that we or our competitors offer;

         o Changes in financial estimates by securities analysts;

         o Conditions or trends in the e-commerce industries;

         o Global unrest and terrorist activities;

         o Changes in the economic performance and/or market valuations of other Internet or online electronic commerce companies;

         o Our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

         o Additions or departures of key personnel; and

         o Sales or other transactions involving our common stock.

         The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of computer and software companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock is low.

BECAUSE WE BECAME PUBLIC BY MEANS OF A REVERSE MERGER, WE MAY NOT BE ABLE TO ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS.

         Additional risks may exist since we became public through a "reverse merger." Securities analysts of major brokerage firms may not provide us coverage since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

OUR COMMON STOCK MAY BE CONSIDERED "A PENNY STOCK" AND MAY BE DIFFICULT TO SELL.

         The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Initially, the market price of our common stock is likely to be less than $5.00 per share and therefore may be designated as a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is currently traded on the NASD's OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

A SIGNIFICANT NUMBER OF OUR SHARES WILL BE ELIGIBLE FOR SALE, AND THEIR SALE COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As additional shares of our common stock become gradually available for resale in the public market pursuant to the registration of those shares and releases of lock-up agreements, the supply of our common stock will increase, which could decrease its price. We issued 5,801,200 shares of our common stock in the private offering. Some or all of these shares of common stock may be offered from time to time in the open market pursuant to Rule 144 (or pursuant to a registration statement, if one is effective), and these sales may have a depressive effect on the market for the shares of our common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years. Substantially all of the former holders of Protocall common stock have agreed not to sell, transfer, assign or otherwise dispose of their shares of common stock for 15 months after the closing of the merger.

OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTEREST OF OTHER STOCKHOLDERS.

         Our officers, directors and principal stockholders control approximately 38.2% of our outstanding common stock (excluding currently-exercisable stock options). If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS FOR THE FORESEEABLE FUTURE, AND THE LACK OF DIVIDENDS MAY HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE.

         We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                          CAUTIONARY LANGUAGE REGARDING
                  FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

         Some of the statements under "Cautionary Statements," "Description of Business" and elsewhere in this Report constitute "forward-looking statements" that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Report. Important factors that may cause actual results to differ from projections include:

         o Adverse economic conditions;

         o Inability to raise sufficient additional capital to operate our business;

         o Unexpected costs and operating deficits, and lower than expected sales and revenues;

         o Adverse results of any legal proceedings;

         o Inability to enter into acceptable relationships with one or more contract manufacturers for our key components and the failure of such contract manufacturers to manufacture components of an acceptable quality on a cost-effective basis;

         o The volatility of our operating results and financial condition;

         o Inability to attract or retain qualified senior management personnel, including sales and marketing personnel, and software engineers; and

         o Other specific risks that may be alluded to in this Report.

         All statements, other than statements of historical facts, included in this Report regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements. When used in this Report, the words "will," "may," "believe," "anticipate," "intend," "estimate," "expect," "project," "plan" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this Report. We are under no duty to update any forward-looking statements or other information contained in this Report. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this Report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Cautionary Statements" and elsewhere in this Report. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

         The following table sets forth information regarding the members of our board of directors and our executive officers, all of whom became our directors and/or officers on July 22, 2004, the closing date of our reverse merger and private offering transactions. All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

NAME                       AGE          POSITION
----                       ---          --------
Bruce Newman                43          Founder, President, Chief Executive Officer and Director
Anthony Andrews             57          Executive Vice President - Corporate Development
Brenda Newman               43          Senior Vice President - Content and Digital Rights Management
Michael Polesky             60          Vice President - Finance and Chief Financial Officer
Aaron Knoll                 31          Director of Research and Development
Peter Greenfield            62          Chairman of the Board of Directors
Jed Schutz                  44          Director
Richard L. Ritchie          58          Director

         The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

         BRUCE NEWMAN. Mr. Newman has been the President, Chief Executive Officer and a member of the board of directors of Protocall since he founded the company in 1998. Mr. Newman has more than 20 years of entrepreneurial investment and management experience with technology and software distribution companies. Prior to forming Protocall, Mr. Newman was the President of Precision Type & Form, Inc. (no relation to Protocall's Precision Type font software licensing subsidiary), a computer photocomposition and high-resolution electronic imaging service company, from 1982 to 1993 when the two operating businesses were sold.

         ANTHONY ANDREWS. Mr. Andrews has been the Executive Vice President-Corporate Development of Protocall since March 2001. Mr. Andrews has an extensive background in domestic and international business development and finance. Among his accomplishments, Mr. Andrews was founder and President of Celton Trade Group, a $1.5 billion international company specializing in industrial chemicals and agricultural commodities with offices throughout Latin America, Europe and Africa. Mr. Andrews began his career at Morgan Guaranty in New York, and became a mergers and acquisitions specialist before forming Celton. He has served on the Board of Directors of various manufacturing and banking companies, including Swedish Match and Groupe Finindust, and had been retained as a consultant to Morval et Cie., a leading private Swiss Bank.

         BRENDA NEWMAN. Ms. Newman has been the Senior Vice President-Content and Digital Rights Management of Protocall since formation. Ms. Newman has in-depth experience in the licensing, multi-channel distribution and reporting of digitally-based intellectual property. She served as Executive Vice President of Protocall's Precision Type subsidiary, where she managed day-to-day operations and oversaw the trademark, copyright, and digital rights management with over 100 suppliers and approximately 18,000 individual software products. Ms. Newman also served as Executive Vice President in two computer service companies, where she managed technical operations. Ms. Newman and Bruce Newman are siblings.

         MICHAEL POLESKY. Mr. Polesky has been the Vice President-Finance and the Chief Financial Officer of Protocall since 1995. Prior to joining Protocall, Mr. Polesky served as Vice President and Chief Financial Officer for Ford Models, Inc., a $40.0 million talent services company, and as Vice President of Syndication Accounting for Southmark Capital Corp., where he managed private placement offerings for over sixty partnerships. Mr. Polesky has also served as Vice President, Syndication Accounting for Southmark/Envicon Capital Corp. and as Assistant Controller for Eastdil Realty, Inc. Mr. Polesky brings 35 years of senior financial management experience to the Company.

         AARON KNOLL. Mr. Knoll has been the chief software architect of SoftwareToGo since 1998, and has managed the system's overall development and implementation. He is a senior-level programmer with extensive experience in a broad range of computer and Internet-based programming languages. Mr. Knoll was previously Director of Information Systems at Protocall's Precision Type font software licensing subsidiary, where he managed the company's information systems and implementation of an earlier version of the SoftwareToGo system. Prior to joining Protocall, Mr. Knoll was Director of Computer Services for the New York region of Incredible Universe. Mr. Knoll is a Microsoft-certified programmer.

         PETER GREENFIELD. Mr. Greenfield has been a member of the board of directors of Protocall since 1998. He founded and has served as the President of Greenfield Industries, a manufacturer and supplier of quality aluminum and zinc castings, since 1966.

         JED SCHUTZ. Mr. Schutz has been a private investor and advisor to emerging technology companies, as well as a real estate developer, since 1985. His company, Windemere Development, has developed over 700 residential properties in the past eight years. He is the Chairman of the Board of Campusfood.com, Inc., a leading company in the online food ordering business. He also currently serves as a director of OmniCorder Technologies, Inc., a publicly-held advanced medical imaging technology company. He served as a director from 1993 to 1999, and for one year as Chairman of the Board, of FRM Nexus, a publicly-held company engaged primarily in medical financing. Mr. Schutz received a B.S. degree in biology from Duke University and a post-graduate Certificate in Business from New York University.

         RICHARD L. RITCHIE. Mr. Ritchie has been an independent investor since February 2000. He previously served as the Executive Vice President and Chief Financial Officer of Big Flower Holdings,

Inc., a leading advertising and marketing services company that was listed on the New York Stock Exchange, from January 1997 to February 2000, when it was acquired. Mr. Ritchie, who is a certified public accountant, has more than 35 years of experience in finance and accounting with several major corporations and accounting firms. Mr. Ritchie received B.A. and M.B.A. degrees from Michigan State University and completed a post-graduate Program for Management Development at Harvard Business School.

         During the fiscal year ended December 31, 2003, our board of directors, consisting only of Andrew D. Owens, acted by written consent on four occasions.

BOARD COMMITTEES

         We have not previously had an audit committee or a compensation committee. The board of directors expects to designate an audit committee and a compensation committee in the near future, in compliance with the corporate governance requirements of the American Stock Exchange or Nasdaq, where we intend to apply to list our common stock for trading.

         AUDIT COMMITTEE. We intend to establish an Audit Committee of the board of directors, which would initially be chaired by Mr. Ritchie, who would be considered an independent director. The Audit Committee's duties would be to recommend to the board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The Audit Committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee would at all times be composed exclusively of directors who are, in the opinion of the board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

         COMPENSATION COMMITTEE. We intend to establish a Compensation Committee of the board of directors, which would initially be chaired by Mr. Schutz. The Compensation Committee would review and approve our salary and benefits policies, including compensation of executive officers. The Compensation Committee would also administer our stock option plans, and recommend and approve grants of stock options under that plan.

         The board of directors does not intend to establish a Nominating Committee, and such functions are to be performed by the full board of directors.

DIRECTOR COMPENSATION

         Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees that they serve on. Directors are not currently compensated for their service to our company. We intend to compensate non-management directors in the future through stock options granted under our stock option plan.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

         None of our directors or executive officers or their respective associates or affiliates is indebted to us.

FAMILY RELATIONSHIPS

         Bruce Newman, our President, Chief Executive Officer and director, and Brenda Newman, our Senior Vice President-Content and Digital Rights Management, are siblings. Other than Bruce Newman and Brenda Newman, there are no family relationships among our directors and executive officers.

LEGAL PROCEEDINGS

         As of the date of this Report, there is no material proceeding to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities for Quality Exchange and Protocall, as applicable, by its respective chief executive officers and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

                                      SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM AWARDS
                                                                                 OTHER ANNUAL      - COMMON STOCK
                                                                      BONUS      COMPENSATION        UNDERLYING
NAME AND PRINCIPAL POSITION                   YEAR(1)    SALARY ($)    ($)         ($) (2)          OPTIONS (#)
---------------------------                   -------    ----------   -----      -------------     ---------------
Bruce Newman, President and Chief               2003       146,250       -            -                97,500
Executive Officer of Protocall                  2002       170,625       -            -               292,669
                                                2001       195,000       -            -               207,200

Anthony Andrews, Executive Vice                 2003        91,597       -            -                55,008
President-Corporate Development of              2002       109,317       -            -               256,175
Protocall                                       2001       110,250       -            -                23,636

Brenda Newman, Vice President-Content and       2003       110,250       -            -                73,500
Digital Rights Management of Protocall          2002       119,050       -            -               402,493
                                                2001       147,000       -            -               108,894

Michael Polesky, Vice President-Finance         2003        88,916       -            -                63,756
and Chief Financial Officer of Protocall        2002       114,219       -            -               146,565
                                                2001       135,806       -            -                76,840

Andrew D. Owens, President and Chief            2003           -         -            -
Executive Officer of Quality Exchange           2002           -         -            -                   -
                                                2001           -         -            -                   -


                                                                                                  LONG-TERM AWARDS
                                                                                 OTHER ANNUAL      - COMMON STOCK
                                                                      BONUS      COMPENSATION        UNDERLYING
NAME AND PRINCIPAL POSITION                   YEAR(1)    SALARY ($)    ($)         ($) (2)          OPTIONS (#)
---------------------------                   -------    ----------   -----      -------------     ---------------

----------------------
(1) All amounts are for the 12 months ended December 31 of the year indicated. The fiscal year of Quality Exchange prior to the merger was the 12-month period ended December 31 in each year.

(2) Other Compensation does not include the cost to Protocall for health and welfare benefits received by the above named officers. The aggregate amounts of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual compensation of such officer.

       OPTIONS/SAR GRANTS AND FISCAL YEAR END OPTION EXERCISES AND VALUES

         Prior to the assumption of Protocall's 2000 Stock Incentive Plan, as discussed below, Quality Exchange did not have a stock option plan, long-term incentive plan or other similar plans for officers, directors and employees, and no stock options or SAR grants were granted or outstanding. Quality Exchange made no stock option or SAR grants during the last fiscal year.

EMPLOYMENT AGREEMENTS

         BRUCE NEWMAN. At the closing of the merger, Bruce Newman, Protocall's President and Chief Executive Officer, entered into an employment agreement with us to continue serving as our Chief Executive Officer for a term of five years. Under the employment agreement, Mr. Newman will devote all of his business time and efforts to our business and will report directly to our board of directors.

         The employment agreement provides that Mr. Newman will initially receive a fixed base salary at an annual rate of $195,000. Mr. Newman will also be entitled to receive incentive compensation upon meeting specified financial operating milestones as determined by our board. We have also agreed to issue Mr. Newman stock options to purchase 90,000 shares of our common stock under our 2004 Stock Option Plan at an exercise price of $1.25 per share, vesting in equal annual installments over a three-year period.

         The employment agreement also provides for termination by us upon Mr. Newman's death or disability (defined as 90 days of incapacity during any 365-day period) or upon conviction of a felony crime of moral turpitude or a material breach of his obligations to us. In the event Mr. Newman's contract is terminated by us without cause, he will be entitled to compensation for 24 months.

         The employment agreement also contains covenants (a) restricting Mr. Newman from engaging in any activities competitive with our business during the term of his employment agreement and one year thereafter, (b) prohibiting him from disclosure of confidential information regarding our company, and (c) confirming that all intellectual property developed by him and relating to our business constitutes our sole and exclusive property.

         Since Mr. Newman first commenced service with Protocall as its chief executive officer, Protocall's board of directors has awarded him stock options to purchase an aggregate of 605,494 shares of common stock of Protocall under the Protocall 2000 Stock Incentive Plan (excluding the options referred to above), which are now exercisable to purchase shares of our common stock at exercise prices ranging from $1.875 to $2.75 per share.

         ANTHONY ANDREWS. At the closing of the merger, Anthony Andrews, Protocall's Executive Vice-President-Corporate Development, entered into an employment agreement with us to continue serving as our Executive Vice-President-Corporate Development, for a term of five years. Under the employment agreement, Mr. Andrews will devote all of his business time and efforts to our business.

         The employment agreement provides that Mr. Andrews will initially receive a fixed base salary at an annual rate of $127,500. Mr. Andrews will also be entitled to receive incentive compensation upon meeting specified financial and operating milestones as determined by our board. We have also agreed to issue Mr. Andrews stock options to purchase 61,250 shares of our common stock under our 2004 Stock Option Plan at an exercise price of $1.25 per share, vesting in equal annual installments over a three-year period.

         The employment agreement also provides for termination by us upon Mr. Andrews' death or disability (defined as 90 days of incapacity during any 365-day period) or upon conviction of a felony crime of moral turpitude or a material breach of his obligations to us. In the event Mr. Andrews' contract is terminated by us without cause, he will be entitled to compensation for six months.

         The employment agreement also contains covenants (a) restricting Mr. Andrews from engaging in any activities competitive with our business during the term of his employment agreement and one year thereafter, (b) prohibiting him from disclosure of confidential information regarding our company, and (c) confirming that all intellectual property developed by him and relating to our business constitutes our sole and exclusive property.

         Since Mr. Andrews first commenced service with Protocall as its executive vice president-corporate development, Protocall's board of directors has awarded him stock options to purchase an aggregate of 339,403 shares of common stock of Protocall under the Protocall 2000 Stock Incentive Plan (excluding the options referred to above), which are now exercisable to purchase shares of our common stock at exercise prices ranging from $1.875 to $2.75 per share.

STOCK OPTION PLANS

         2000 STOCK INCENTIVE PLAN. In connection with the merger, we assumed the 2000 Stock Incentive Plan of Protocall, which was previously adopted by Protocall's board of directors and shareholders in March 2000. Following the merger, our board voted to cease using the 2000 Plan for future stock option grants.

         The purpose of the 2000 Plan is to enable us to attract, retain and motivate key employees, directors and, on occasion, consultants, by providing them with stock options. Stock options granted under the 2000 Plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options. As of August 5, 2004, stock options to purchase 2,951,922 shares of common stock had been granted to employees, non-employee directors and consultants under the 2000 Plan, at exercise prices ranging from $1.00 to $3.00 per share.

         The 2000 Plan will be administered by the compensation committee of the board of directors, or by the board of directors as a whole. The board of directors has the power to determine the terms of any stock options granted under the 2000 Plan, including the exercise price, the number of shares subject to the stock option and conditions of exercise. Stock options granted under the 2000 Plan are generally not transferable, and each stock option is generally exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the 2000 Plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. The term of all incentive stock options under the 2000 Plan may not exceed ten years, or five years in the case of 10% owners.

         2004 STOCK OPTION PLAN. On July 22, 2004, our board adopted the 2004 Stock Option Plan under which a total of 1,000,000 shares of our common stock have been reserved for issuance upon the exercise of stock options. The 2004 Plan will continue in effect until the earlier of its termination by our board or the date on which all of the shares of common stock available for issuance under the 2004 Plan have been issued and all restrictions on such shares under the terms of the 2004 Plan and agreements evidencing options granted under the 2004 Plan have lapsed. However, all options shall be granted, if at all, within ten years from the date the 2004 Plan was approved by our board. Employees, directors and consultants are eligible to receive options under the 2004 Plan.

         The 2004 Plan provides for the grant of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the grant of nonstatutory stock options. Incentive stock options may be granted only to employees. The 2004 Plan is currently administered by our board of directors, which determines the terms of the options granted, including the exercise price, the number of shares subject to the option and the schedule on which the option becomes exercisable.

         The 2004 Plan requires that the exercise price for each option shall be established in the sole discretion of our board; provided that the exercise price per share for an incentive option shall be not less than the fair market value of a share on the effective date of grant of the option, the exercise price per share for a nonstatutory option shall be not less than 85% of the fair market value of a share on the effective date of grant of the option, and no option granted to an officer, director or greater than 10% shareholder shall have an exercise price per share less than 110% of the fair market value of a share on the effective date of grant of the option. The maximum term of options granted under the 2004 Plan is ten years.

         Generally, any vested option held by a recipient who ceases to be employed or retained by us may be exercised by such recipient within 30 days after such recipient ceases to be employed or retained by us, or within one year after an individual recipient ceases to be employed or retained in the case of death or disability.

         Pursuant to the 2004 Plan, on August 5, 2004, options to purchase 783,000 shares of common stock were outstanding, each with an exercise price of $1.25 per share. These options vest and become exercisable in equal annual installments over a three-year period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Immediately prior to the closing of the merger, holders of Protocall's then-existing promissory notes in the aggregate outstanding amount of approximately $6.9 million and Protocall's then-existing warrants to purchase 17,974,872 shares of Protocall common stock exchanged their promissory notes and warrants for shares of Protocall's common stock and, in turn, received shares of our common stock in the merger. Peter Greenfield, the chairman of our board of directors, was the holder of approximately $5.3 million in principal amount of the promissory notes, representing 77% of the total outstanding amount, and warrants to purchase approximately 11.0 million shares of Protocall common stock, representing 63% of all outstanding warrants. Mr. Greenfield converted his promissory notes into 4,243,874 shares of our common stock, and his warrants were converted into 2,120,964 shares of our common stock. The parents of the spouse of Bruce Newman, our President, Chief Executive Officer and a director, also held approximately $600,000 in principal amount of the promissory notes, of which approximately $367,000 was converted into 294,321 shares of our common stock. Neither Mr. Greenfield nor the parents of Mr. Newman's spouse were offered any special inducement to exchange their promissory notes and warrants which is different from any other holder doing so.

         We currently sublease our office space in Commack, New York from a corporation controlled by members of Bruce Newman's family, which in turn leases the office space directly from an unaffiliated third party real estate company. The sublease rental rate we pay is the identical rate for identical square footage charged by the unaffiliated real estate company to the corporation controlled by members of Mr. Newman's family.

         In connection with the merger, a total of 7,875,000 shares of our common stock owned by Andrew D. Owens, our sole director prior to the closing of the merger, were repurchased by us for an aggregate consideration of $15,000, plus all of the issued and outstanding capital stock of Orion Publishing, Inc., our wholly-owned subsidiary prior to the closing of the merger. The shares of our common stock that were repurchased from Mr. Owens were then cancelled at the closing of the merger. The sale of the issued and outstanding capital stock of Orion Publishing, Inc. was valued at less than $60,000.

LEGAL PROCEEDINGS

         We are not currently a party to any pending or threatened litigation.

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         On July 29, 2004, we filed a Current Report on Form 8-K reporting the resignation on July 28, 2004 of Beckstead and Watts, LLP, as our independent auditor, and the approval by our board of directors on July 22, 2004 of Eisner LLP as our new independent auditor. Eisner LLP had been the independent auditor for Protocall, our accounting acquirer, since April 2004.

ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE

THE PRIVATE OFFERING

         In connection with the merger, we completed the closing of a private offering of a total of 5,801,200 shares of our common stock at a purchase price of $1.25 per share to accredited investors pursuant to the terms of a Confidential Private Placement Memorandum, dated May 4, 2004, as supplemented. Gross proceeds from the closing of the private offering were $7,251,470.50, inclusive of $1,825,000 in interim debt financing previously provided to Protocall which was converted at the closing into shares of common stock in the private offering.

         The private offering was made solely to "accredited investors," as that term is defined in Regulation D under the Securities Act of 1933. The shares of our common stock were not registered under the Securities Act of 1933, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

         We expect to use the net proceeds of the private offering generally as follows:

      APPLICATION OF NET PROCEEDS                                          AMOUNT          PERCENTAGE
      ---------------------------                                          ------          ----------
      Support sales and marketing..............................          $1,950,000          28.3%

      Purchase product components..............................           1,750,000          25.4%

      Fund system development..................................             700,000          10.1%

      Reduction of existing liabilities........................             250,000           3.6%

      Working capital and general corporate purposes...........           1,620,000          23.5%

      Transaction-related expenses.............................             630,000           9.1%
                                                                         ----------         ------

            Total..............................................          $6,900,000         100.0%
                                                                         ==========         ======

         The net proceeds allocated to working capital and general corporate purposes include amounts required to pay officers' salaries, ongoing public reporting costs, insurance, office-related expenses, including equipment and supplies, and other corporate expenses. The net proceeds allocated to transaction-related expenses include estimated fees for investor and financial relations services, legal and accounting services, and public company acquisition costs.

         The amount of our actual expenditures will depend upon numerous factors, including the pace with which we can commercially deploy our SoftwareToGo system. The foregoing discussion represents our best estimate of our allocation of the net proceeds of the private offering based upon our current plans and estimates regarding anticipated capital expenditures. Actual expenditures may vary substantially from these estimates, and we may find it necessary or advisable to reallocate the net proceeds within the above-described uses or for other purposes. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the private offering in short-term, interest-bearing securities.

         We believe that the net proceeds from the private offering, together with anticipated revenues, will satisfy our planned capital needs for at least 12 months.

         National Securities Corporation served as exclusive placement agent and financial advisor in connection with the private offering and received $345,088.23 in sales commissions and 714,185 shares of our common stock. The net proceeds of the private offering exclude these sales commissions. In consideration for serving as the placement agent, we granted National Securities a right of first refusal to act as our investment banker in connection with public offerings and private placements through July 22, 2005 (one year after the merger).

COMMON STOCK

         Holders of shares of our common stock are entitled to dividends as and when declared by our board of directors from funds legally available therefor, and upon our liquidation, dissolution or winding-up are entitled to share ratably in all assets remaining after payment of liabilities. We have not paid any dividends nor do we anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. The holders of shares of our common stock do not have preemptive rights, are entitled to one vote for each share of common stock held of record by them, and do not have the right to cumulate their votes for election of directors.

TRADING INFORMATION

         Our common stock is currently quoted on the OTC Bulletin Board under the trading symbol PCLI.OB. As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to list our common stock for trading on the American Stock Exchange or Nasdaq SmallCap Market, although we cannot be certain that either application will be approved.

         The transfer agent for our common stock is Holladay Stock Transfer, Inc., 2239 N. 67th Place, Suite C, Scottsdale, Arizona 85251.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a) Financial Statements of Businesses Acquired. In accordance with Item 7(a), the audited financial statements of Protocall for the fiscal years ended December 31, 2003 and 2002, and the unaudited financial statements of Protocall for the six months ended June 30, 2004, will be filed by an amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 60 days after this Report on Form 8-K is required to be filed.

         (b) Pro Forma Financial Information. In accordance with Item 7(b), the pro forma financial statements of our company will be filed by an amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 60 days after the date this Current Report on Form 8-K is required to be filed.

         (c)   Exhibits.

         The exhibits listed in the following Exhibit Index are filed as part of this Report.

    EXHIBIT NO.                     DESCRIPTION
    -----------                     -----------

       2.1 Agreement of Merger and Plan of Reorganization, dated July 22, 2004, among Quality Exchange, PTCL Acquisition Corp. and Protocall Technologies Incorporated.(1)

      10.1 Protocall Technologies Incorporated 2000 Stock Incentive Plan, as assumed by Quality Exchange.

      10.2 Employment Agreement, dated as of July 22, 2004, between Bruce Newman and Protocall Technologies Incorporated.

      10.3 Employment Agreement, dated as of July 22, 2004, between Anthony Andrews and Protocall Technologies Incorporated.

      10.4     Form of Private Placement Subscription Agreement.

      21.1     Subsidiaries of the Registrant.


------------------
(1) Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated July 22, 2004, and filed with the Securities and Exchange Commission on July 26, 2004.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  August 6, 2004                  PROTOCALL TECHNOLOGIES INCORPORATED


                                       By: /s/ Bruce Newman
                                           -------------------------------------
                                           Bruce Newman
                                           President and Chief Executive Officer

                                INDEX TO EXHIBITS


    EXHIBIT NO.                     DESCRIPTION
    -----------                     -----------

       2.1 Agreement of Merger and Plan of Reorganization, dated July 22, 2004, among Quality Exchange, PTCL Acquisition Corp. and Protocall Technologies Incorporated.(1)

      10.1 Protocall Technologies Incorporated 2000 Stock Incentive Plan, as assumed by Quality Exchange.

      10.2 Employment Agreement, dated as of July 22, 2004, between Bruce Newman and Protocall Technologies Incorporated.

      10.3 Employment Agreement, dated as of July 22, 2004, between Anthony Andrews and Protocall Technologies Incorporated.

      10.4     Form of Private Placement Subscription Agreement.

      21.1     Subsidiaries of the Registrant.


------------------
(1) Incorporated by reference to the exhibits included with our Current Report on Form 8-K, dated July 22, 2004, and filed with the Securities and Exchange Commission on July 26, 2004.